Exhibit 10.2
Master Collaboration Agreement

This Master Collaboration Agreement (“Agreement”) is made as of August 30, 2010 (the “Effective Date”), by and between KL Energy Corporation, a Nevada corporation with offices at 306 East St. Joseph Street, Suite 200, Rapid City, South Dakota 57701 (the “Company”), and add blue Consultoria Ltda., a company organized in Brazil with offices at Rua Joaquim Nabuco, 47, office 81, Brooklin, City of São Paulo, State of São Paulo, 04621-000 (“Add Blue”).

WHEREAS, the Company and Add Blue have previously entered into certain arrangements and agreements, including but not limited to‘Call Option Agreement’ signed on October 08th ,2008; ‘Cooperation, Services & Call Option Agreement’ signed on March 04th, 2009; ‘Petrobras, add blue and KL Energy Memorandum of Understanding’ signed on January 18th , 2010 (collectively, the “Prior Agreements”);

WHEREAS, pursuant to the Prior Agreements, Add Blue have previously referred to, and assisted, the Company in developing certain of its businesses in Brazil;

WHEREAS, the parties hereto desire to enter into a new arrangement regarding their business relationship, and this Agreement shall replace and supersede all of the Prior Agreements; and

WHEREAS, it is an express condition, and an inducement, for the Company in entering into this Agreement that Add Blue expressly waive any and all rights, throughout the world, it may have in respect to any and all of the Company’s intellectual property, whether obtained through the Prior Agreements or otherwise.

NOW, THEREFORE, in consideration of the mutual premises contained herein, the parties agree as follows:

1.      Waiver of Intellectual Property Rights; Option Cancellation.

1.1    Waiver and Acknowledgement.  Add Blue hereby waives any and all rights, options, licenses, and any other intellectual property rights it may have, throughout the world, in respect of any and all of the Company’s intellectual property, whether granted through the Prior Agreements or otherwise.  Add Blue hereby agrees and acknowledges that effective upon the full execution of this Agreement by the parties hereto, Add Blue shall have no rights to any and all of the Company’s intellectual property.

1.2    Option Cancellation.  The parties hereby agree and acknowledge that the option that Add Blue previously granted to the Company to purchase or subscribe for 20% of Add Blue is hereby cancelled and no longer in effect.

2.       Payments, Conditions and Stock Issuances.

2.1    Payments.  Subject to Section 2.2 below, the Company shall pay to Add Blue the following payments in accordance to the payment schedule set forth below:

a)	US$ 250,000 due on September 01, 2010;

b)	US$ 200,000 due September 08, 2010;

c)	US$ 200,000 due on October 15, 2010;

d)	US$ 200,000 due on November 15, 2010;

e)	US$ 200,000 due on December 15, 2010;

f)	US$ 200,000 due on January 2, 2011;

g)	US$ 500,000 due on June 15, 2011;

h)	US$ 500,000 due on July 15, 2011; and

i)	US$ 333,333.00 due on August 15, 2011.

2.2    Conditions to the Payments.  Notwithstanding anything contained in Section 2.1 above, the Company’s obligation to make any of the payments set forth in Sections 2.1 (a), (b), (c), (d), (e), (f), (g), (h) and (i) above shall be subject to the Company receiving certain contractually agreed funds as specified in Exhibit A attached hereto and shall be subject to adjustment as set forth in Exhibit A.

2.3    Stock Issuances.  The Company agrees to issue to Add Blue, or its nominee (the “Investor”), 1,500,000 shares of the Company’s common stock by September 30, 2010, subject to the satisfaction by the Investor of any and all applicable securities laws and other regulations in respect of the stock issuance, as determined in the reasonable discretion of the Company’s legal counsel.  In addition, in the event that the required conditions for the payment set forth in Section 2.1 (i) have been satisfied, then the Company agrees to issue to the Investor an additional 500,000 shares of the Company’s common stock.

3.      Agreement to Form Joint Venture.  The Company agrees to form, at its own expense and with the support and assistance of Add Blue, a Brazilian subsidiary (“Newco”) by November 30, 2010.  Newco shall be owned 60% by the Company and 40% by Add Blue (the “Add Blue Equity Interest”).  The Company agrees to provide a license to Newco to use the Company’s intellectual property as required by the business to be engaged by Newco.  The Company shall have the option (the “Purchase Option”) to acquire the Add Blue Equity Interest, which Purchase Option can be exercised by the Company, in its sole discretion, by issuing to Add Blue 1,000,000 shares (the “Option Consideration”) of the Company’s common stock; provided, however, the Purchase Option shall expire upon 14 days after the effective formation of Newco (the “Option Period”).  In addition, during the Option Period and if the Purchase Option has not been exercised by the Company, Add Blue may sell all or part of the Add Blue Equity Interest to a qualified investor subject to compliance with any and all applicable securities laws; provided, however (i) Add Blue provides the Company with prior written notice and the Company elects not to exercise the Purchase Option; and (ii) Add Blue obtains the Company’s prior written consent to the sale of the Add Blue Equity Interest to the proposed purchaser, which consent shall not be unreasonably withheld.  In the event that during the Option Period the Purchase Option has not been exercised and not all of the Add Blue Equity Interest have been sold to a qualified third party pursuant to this Section 3, then upon the expiration of the Option Period the Purchase Option shall be automatically exercised by the Company to acquire all of the remaining Add Blue Equity Interest held by Add Blue, and the Option Consideration. shall be adjusted pro rata based on the amount of Add Blue Equity Interest that remain at the expiration of the Option Period.

4.      Management Services.  The parties hereto agree to amend the arrangement setting forth the executive management services provided by Peter Gross to the Company, pursuant to an existing consulting agreement between the Company and Add Blue, such that the compensation terms for Mr. Gross will be a monthly payment of US$ 20,000 payable beginning on September 1, 2010 and that the Company will reimburse all service-related and approved expenses.  The other terms of the amendment agreement shall be commensurate with the terms and conditions as currently set forth in the consulting agreement, and the parties hereto agree to negotiate in good faith in the consummation of this amendment agreement.

5.      Term and Termination

5.1    Term.  This Agreement will remain in force from the Effective Date for a period of 540 days, unless earlier terminated in accordance with this Section 5.  Upon the expiration of such term, this Agreement will automatically renew for an additional period of 360 days, unless either party gives no less than 30 days prior written notice of its intention to terminate this Agreement.

5.2    Default.  If either party materially defaults in the performance of any of its material obligations hereunder and if any such default is not corrected within 30 days after notice in writing, then the non-defaulting party, at its option, may, in addition to any other remedies it may have, thereupon terminate this Agreement by giving written notice of termination to the defaulting party; provided however, no party will be deemed to be in breach of this Agreement, and there shall be no termination for default, during such time that a party makes diligent efforts to correct a default which is capable of correction.

5.3    Insolvency.  This Agreement may be terminated by either party, upon written notice: (i) upon the institution by the other party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of its debts, (ii) upon the institution of such proceedings against the other party, which are not dismissed or otherwise resolved in its favor within 60 days thereafter, (iii) upon the other party's making a general assignment for the benefit of creditors, or (iv) upon the other party's dissolution or ceasing to conduct business in the ordinary course.

5.4    Survival. The parties’ rights and obligations of Sections 1, 5.5, and 6 will survive any termination or expiration of this Agreement.

5.5    Limitation of Liability upon Termination.  In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party will be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, investments, or commitments in connection with the business or goodwill.

6.      Warranties, Indemnities, and Limitations of Liability

6.1    General Warranties.  Each party hereby represents and warrants that:

(a) it has the right to enter into this Agreement; it is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation; it has the corporate power and authority for, and has by all necessary corporate action authorized, the execution and delivery of this Agreement, and the performance of its obligations hereunder; and

(b) the execution, performance and delivery of this Agreement by such party will not conflict with or violate or result in any breach of, or constitute a default under, any contract, agreement or other obligation of such party.

7.      Miscellaneous

7.1    Nonassignment/Binding Agreement.  Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by either party, in whole or in part, whether voluntarily or by operation of law, including by way of sale of assets, merger or consolidation, without the prior written consent of the other party.  Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns.

7.2    Independent Contractors. The relationship of the parties under this Agreement is that of independent contractors.  Neither party will be deemed to be an employee, agent, partner or legal representative of the other for any purpose and neither will have any right, power or authority to create any obligation or responsibility on behalf of the other.

7.3    Notices.  Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be (a) delivered in person, (b) sent by first class registered mail, or air mail, as appropriate, or (c) sent by overnight air courier, in each case properly posted and fully prepaid to the appropriate address set forth in the preamble to this Agreement.  Either party may change its address for notice by notice to the other party given in accordance with this Section.  Notices will be considered to have been given at the time of actual delivery in person, three (3) business days after deposit in the mail as set forth above, or one (1) day after delivery to an overnight air courier service.

7.4    Force Majeure.  Neither party will be liable to the other party on account of any loss or damage resulting from any delay or failure to perform all or any part of this Agreement if such delay or failure is caused, in whole or in part, by events, occurrences, or causes beyond the control and without negligence of the parties.  Such events, occurrences, or causes will include, without limitation, acts of God, strikes, lockouts, riots, acts of war, earthquake, fire and explosions, but the inability to meet financial obligations is expressly excluded.

7.5    Waiver.  Any waiver of the provisions of this Agreement or of a party's rights or remedies under this Agreement must be in writing to be effective.  Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed as a waiver of such party's rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party's right to take subsequent action. No exercise or enforcement by either party of any right or remedy under this Agreement will preclude the enforcement by such party of any other right or remedy under this Agreement or that such party is entitled by law to enforce.

7.6    Severability.  If any term, condition, or provision in this Agreement is found to be invalid, unlawful or unenforceable to any extent, the parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement.  If the parties fail to agree on such an amendment, such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law.

7.7    Integration.  This Agreement (including the attachments and any addenda hereto signed by both parties) contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to said subject matter.  No terms, provisions or conditions of any purchase order, acknowledgement or other business form that either party may use in connection with the transactions contemplated by this Agreement will have any effect on the rights, duties or obligations of the parties under, or otherwise modify, this Agreement, regardless of any failure of a receiving party to object to such terms, provisions or conditions. This Agreement may not be amended, except by a writing signed by both parties.

7.8    Counterparts.  This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement.

7.9    Governing Law.  This Agreement will be interpreted and construed in accordance with the laws of the State of California and the United States of America, without regard to conflict of law principles.  All disputes arising out of this Agreement will be subject to the exclusive jurisdiction of the state and federal courts located in Orange County, California, and each party hereby consents to the personal jurisdiction thereof.

The parties have signed below to indicate their acceptance of the terms of this Agreement.

KL Energy Corporation	add blue Consultoria Ltda.

By:	By:
Name:	Name:
Title:	Title:

Exhibit A

Referenced minimum received contractually agreed funds from a customer during the initial term of this Contract cumulatively totaling, which amounts shall be received by the Company from the customer by the applicable payment schedule dates set forth in Section 2.1:

2.1 (a)	equal or greater than US$ 1,000,000.00
2.1 (b)	equal or greater than US$ 1,800,000.00
2.1 (c)	equal or greater than US$ 2,600,000.00
2.1 (d)	equal or greater than US$ 3,400,000.00
2.1 (e)	equal or greater than US$ 4,200,000.00
2.1 (f)	equal or greater than US$ 5,000,000.00
2.1 (g)	equal or greater than US$ 6,500,000.00
2.1 (h)	equal or greater than US$ 8,000,000.00
2.1 (i)	equal or greater than US$ 10,000,000.00

In the event that the Company receives funds in partial payments less than the amounts specified above, then the Company’s payment obligations set forth in Section 2.1 shall be adjusted so that it is only obligated to pay proportional payments equal to twenty-five percent (25%) of each of the partial payment received for Sections 2.1 (a), (b), (c), (d), (e), and (f), and proportional payments equal to thirty-three percent (33%) of each of the partial payments received for Sections 2.1 (g), (h), and (i).

In the event that the Company receives payments exceeding above values, the payments to Add Blue shall be limited to the values defined in Section 2.1.